UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) March 14, 2007
SOLECTRON CORPORATION
(Exact name of registrant as specified in charter)

Delaware	1-11098	94-2447045

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

847 Gibraltar Drive, Milpitas, California		95035

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(408) 957-8500

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

SECTION 5 — Corporate Governance and Management
ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On March 14, 2007, Solectron Corporation (the “Company”) and Paul Tufano, Interim President and Chief Executive Officer and Executive Vice President and Chief Financial Officer of the Company, entered into an Amended and Restated Executive Employment Agreement (the “Restated Agreement”).
Pursuant to the Restated Agreement, on March 14, 2007 and September 3, 2007, Mr. Tufano will be entitled to receive a discounted stock option grant under the Company’s 2002 Stock Plan for 125,000 shares and 750,000 shares, respectively, of Company common stock, with an exercise price of $0.001 per share. These discounted options are deemed exercised and become shares of restricted stock on the date of grant, and the shares will vest on October 15, 2008 (the “Cliff Vesting Date”), subject to 100 percent vesting acceleration if Mr. Tufano’s employment is terminated by the Company without “cause” or he resigns for “good reason” (as such terms are defined in the Restated Agreement) prior to the Cliff Vesting Date.
In addition, the Company will make a contribution of $300,000 to Mr. Tufano’s Executive Deferred Compensation Plan account (i) on or immediately after the date that the Company’s new CEO is announced (the “Announcement Date”) and (ii) on the date that is the one year anniversary of the Announcement Date. The amounts so contributed to Mr. Tufano’s account will vest on the Cliff Vesting Date, subject to full acceleration if Mr. Tufano’s employment is terminated without “cause” or he resigns for “good reason” (as such terms are defined in the Restated Agreement) prior to the Cliff Vesting Date.
The other terms of the Restated Agreement are the same as set forth in Mr. Tufano’s original Executive Employment Agreement as filed with the Securities and Exchange Commission on February 1, 2006 as an exhibit to a report on Form 8-K.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2007	Solectron Corporation
/s/ Todd DuChene
Todd DuChene
Executive Vice President, General Counsel and Secretary